Exhibit 99.1

Emeren Group Announces Receipt of Notice of Late Filing from NYSE

Stamford, CT, April 19, 2024 – Emeren Group Ltd ("Emeren" or the "Company") (www.emeren.com) (NYSE: SOL), a leading global solar project developer, owner, and operator, today announced that on April 17, 2024, it received a notice from the New York Stock Exchange (NYSE) indicating non-compliance with the NYSE's continued listing requirements due to the delayed filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2023. This notification, while highlighting the need for timely filings under Section 802.01E of the NYSE Listed Company Manual, does not immediately affect the listing of Emeren's common stock.

The NYSE has provided Emeren a six-month period, until October 16, 2024, to file the Form 10-K and regain compliance. There is a possibility for an extension of up to six additional months, depending on the Company’s progress and specific circumstances. The NYSE may also initiate delisting procedures if deemed necessary.

Emeren was notified by its independent registered public accounting firm of its decision to resign, which was disclosed in a Form 8-K filed on April 2, 2024. As a result of transitioning to a new independent registered public accounting firm, the Company was unable to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The Company continues to prioritize the completion of the new auditor placement as swiftly as possible and currently anticipates filing the Form 10-K within the allotted six-month period.

About Emeren Group Ltd.

Emeren Group Ltd (NYSE: SOL), a renewable energy leader, showcases a comprehensive portfolio of solar projects and Independent Power Producer (IPP) assets, complemented by a significant global Battery Energy Storage System (BESS) capacity. Specializing in the entire solar project lifecycle — from development through construction to financing — we excel by leveraging local talent in each market, ensuring our sustainable energy solutions are at the forefront of efficiency and impact. Our commitment to enhancing solar power and energy storage underlines our dedication to innovation, excellence, and environmental responsibility. For more information, go to www.emeren.com.

Safe Harbor Statement

This press release contains statements that constitute ''forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. Whenever you read a statement that is not simply a statement of historical fact (such as when the Company describes what it "believes," "expects" or "anticipates" will occur, what "will" or "could" happen, and other similar statements), you must remember that the Company’s expectations may not be correct, even though it believes that they are reasonable. The Company does not guarantee that the forward-looking statements will happen as described or that they will happen at all. Further information regarding risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements is included in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s annual report on Form 20-F. The Company undertakes no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though the Company’s situation may change in the future.

For investor and media inquiries, please contact:

Emeren Group Ltd

Suzanne Wilson

+1 (510) 631 6550

Suzanne.wilson@emeren.com

Emeren Group Ltd - Investor Relations

ir@emeren.com

The Blueshirt Group
Gary Dvorchak
+1 (323) 240-5796
gary@blueshirtgroup.co